Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2018 RESULTS
Company delivers solid financial performance for 2018 and
affirms expectations for higher earnings and cash flow generation in 2019

PERRYSBURG, Ohio (February 5, 2019) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ended Dec. 31, 2018.

“In line with our guidance, the Company delivered solid financial performance in 2018, demonstrating growing resilience in overcoming currency and inflationary headwinds,” said Andres Lopez, CEO.  “We continue to progress in our ability to deliver, while also investing to support future shareholder value creation.”

“Throughout 2018, Europe’s focus on the top line — sales mix management and premium products — and the benefits of Total System Cost efforts drove higher profits and strong margin expansion.  Over the course of the year, the Americas team responded to several unplanned headwinds and the stronger U.S. dollar by growing sales volume outside the U.S., and reducing structural costs across the region.  Asia Pacific completed its 2018 asset advancement program and exited the year with a strong margin, as expected.  Given favorable market trends, ascribable growth opportunities, and continued structural cost reductions, the Company expects higher earnings and cash flow generation in 2019, consistent with our Investor Day commitments,” said Lopez.

Highlights

•                  For the full year 2018, the Company recorded earnings from continuing operations of $0.89 per share (diluted), compared with $1.11 per share in 2017.  Earnings in both periods included items that management considers not representative of ongoing operations.  In 2018, these items exceeded those recorded in 2017, contributing to the year-over-year decline in earnings from continuing operations.

•                  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $2.72 per share compared with the prior year of $2.65 per share.

•                  Cash provided by continuing operating activities for 2018 was $793 million, compared with $724 million for 2017.  Adjusted free cash flow(1) for 2018 was $362 million.

•                  Net sales were $6.9 billion, which is up slightly compared with 2017.  Higher prices — largely reflecting cost inflation — were partially offset by lower volumes and currency translation.  Total glass container shipments decreased nearly 2 percent on a global basis driven by the transfer of production to the Company’s joint venture with

(1)  Adjusted earnings per share, adjusted free cash flow and segment operating profit are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

Constellation Brands, ongoing trends in U.S. beer and discrete events, such as the Brazil transportation strike, and capacity constraints in both the Americas and Europe.

•                  The Company’s joint venture with Constellation Brands, Inc., continues to perform well, again delivering higher sales compared with prior year, driven in part by the fourth furnace that ramped up early in 2018. The fifth furnace is expected to be completed by the end of 2019.

•                  Earnings from continuing operations before income taxes were $277 million.  The $2 million increase compared to the prior year was primarily driven by higher segment operating profit(1).

•                  Segment operating profit for 2018 was $945 million, a slight increase from 2017.  Higher segment operating profit in Europe more than offset the decline in the other regions.

•                  In November 2018, the Company acquired a 49.7 percent interest in Empresas Comegua S.A., the leading manufacturer of glass containers for the Central American and Caribbean markets, for approximately $119 million.

•                  At Investor Day 2018, the Company announced its intention to pay a regular quarterly cash dividend to stockholders and increase its share repurchase program.  The first dividend of $0.05 per share will be paid on February 12, 2019 to shareholders of record on the close of business on January 22, 2019.  Further, over the next three years, the Company expects to utilize the approximately $550 million in repurchase authority remaining as of year-end 2018.

•                  In 2019, the Company expects to deliver higher earnings from continuing operations with higher segment operating profit partially offset by non-operational items.  Earnings from continuing operations, and adjusted earnings, are expected to be approximately $3.00 per share, which compares favorably with results in 2018. Cash provided by continuing operating activities is expected to be approximately $740 million, whereas adjusted free cash flow for the year 2019 is expected to be approximately $400 million.

Full Year 2018 Results

Full year net sales were $6.9 billion, an increase of $8 million from prior year.  Prices were 2 percent higher on a global basis, mainly due to favorable sales mix and ongoing cost inflation.  Total glass container shipments decreased nearly 2 percent on a global basis driven by the transfer of production to the Company’s joint venture with Constellation Brands, ongoing trends in U.S. beer and discrete events and capacity constraints in both the Americas and Europe.

The Company’s joint venture with Constellation Brands, Inc., continues to perform well, again delivering higher sales compared with prior year, driven in part by the fourth furnace that ramped up early in 2018. The fifth furnace is expected to be completed by the end of 2019.

Segment operating profit was $945 million in 2018, compared with $942 million in the prior year.

•                  In Europe, segment operating profit was $316 million, an improvement of $53 million over the prior year, or 20 percent.  The region benefited from improvements in Total System Cost, resulting in lower operating costs compared to the prior year.  Glass container shipments in 2018 were down less than 1 percent compared with 2017.  This decline was offset by the change in sales mix, a favorable pricing environment and the effects of foreign currency.

•                  Americas’ segment operating profit was $585 million, a decrease of $29 million compared with 2017.  Total glass container shipments in the region were down nearly 3 percent in 2018 compared to the prior year with higher shipments to food customers offset by lower shipments to alcoholic beverage customers.  Despite capacity constraints, year-over-year shipments in Brazil were also strong in 2018. In the U.S., solid year-over-year growth in shipments to food customers in 2018 were more than offset by a decline in shipments to alcoholic beverage customers, owing to the ongoing trends in beer shipments and the transfer of beer production to the Company’s joint venture with Constellation Brands.  Segment operating profit was impacted by higher operating costs in 2018 compared with prior year, driven by cost inflation, the Brazil transportation strike, a now resolved raw material batch disruption at a plant in Mexico, and higher transportation costs due to freight rate inflation.

•                  Asia Pacific reported segment operating profit of $44 million, which was $21 million below the prior year. Glass container shipments in 2018 were down nearly 3 percent compared to 2017.  As expected, the now completed incremental asset improvement projects in the region drove operating costs higher year-over-year.

Retained corporate and other costs were $106 million in 2018 compared with $104 million for 2017. Planned increased investments in research and development, supporting the new MAGMA technology, were offset by lower selling and administrative expenses.

The Company continues to actively manage its debt structure to mitigate financial risk, lower interest expense and reduce complexity.  Net interest expense was essentially in line with prior year.  While variable interest rates have been rising in the U.S., the Company benefited from lower pricing under its Bank Credit Agreement and its exposure to variable rates in Europe, which have been largely stable.  In 2018, the Company entered into a new $1.91 billion senior secured credit facility with a final maturity date of June 2023.

At Investor Day 2018, the Company announced its intention to pay a regular quarterly cash dividend to stockholders and increase its share repurchase program. The first dividend of $0.05 per share will be paid on February 12, 2019 to shareholders of record on the close of business on January 22, 2019.  Further, over the next three years, the Company expects to utilize the approximately $550 million in repurchase authority remaining as of year-end 2018. The Company repurchased 8.6 million shares for $163 million in 2018.

In both 2017 and 2018, the Company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these items not representative of ongoing operations. The most significant charges in 2018 include $125 million for asbestos-related liabilities (see below), $74 million of non-cash pension settlement charges related to the continued de-risking of the Company’s pension plans, and $102 million for restructuring, asset impairment, and other charges, primarily in the Americas.  Charges in 2017 included $218 million for pension settlement, as well as $77 million for restructuring, asset impairment, and other charges.

Cash provided by continuing operating activities was $793 million for 2018. After deducting cash payments for property, plant and equipment, and adding back asbestos-related payments, adjusted free cash flow was $362 million.

The Company continues to manage its overall risk profile, including asbestos-related risk.  Asbestos-related payments were $105 million in 2018, which was $5 million less than the prior year. For the year 2018, the Company’s comprehensive legal review of its asbestos-related liabilities resulted in a $125 million charge due, in part, to factors such as changes in the law and litigation dynamics in specific jurisdictions. As mentioned at Investor Day 2018, the Company is executing on a risk mitigation strategy.  This is expected to drive average annual cash payments of $150 million for 2019 and 2020. In 2021, the Company projects cash payments of $60 to $80 million and a year-end total estimated asbestos-related accrual of not more than $250 million(2), consistent with overall targets conveyed at Investor Day 2018.

Fourth Quarter 2018 Results

Net sales in the fourth quarter of 2018 were $1.6 billion, down compared to the prior year fourth quarter. The decline in sales was driven by lower shipments in the quarter, including the transfer of production to the Company’s joint venture with Constellation Brands. Europe offset some of the decline with strong gains in beer. And, the joint venture with Constellation Brands continues to deliver higher shipments year-over-year.

Segment operating profit was $211 million in the fourth quarter, essentially on par with prior year fourth quarter.  Segment operating profit in Europe increased compared to the prior year fourth quarter driven by the nearly 2 percent increase in glass container shipments.  The Americas segment operating profit declined compared to the prior year fourth quarter, primarily due to ongoing trends in beer in the U.S.  Asia Pacific completed its asset improvement projects which successfully reduced operational costs. As a result, Asia Pacific segment operating profit is double the level of the prior year fourth quarter.

For the fourth quarter 2018, the Company recorded a loss from continuing operations of $0.78 per share (diluted), which compares with a loss from continuing operations of $0.81 per share (diluted) in the same period of 2017. Loss from continuing operations before income taxes was $105 million in the quarter, compared with a loss of $121 million in the same period in the prior year. These figures include significant items that management considers not representative of ongoing operations.(3)

Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $0.61 per share in the fourth quarter of 2018. Adjusted earnings increased nearly 7 percent, or $6 million, compared with prior year.

2019 Outlook

The Company expects earnings from continuing operations, and adjusted earnings, for the full year 2019 to be approximately $3.00 per share, which compares favorably with results in 2018. The projected increase is driven by improved business performance and includes the impact of ongoing share repurchases. The Company expects cash provided by continuing operating

(2)  As part of its future comprehensive annual reviews, the Company will continue to estimate its total asbestos-related liability and such reviews may result in adjustments to the liability accrued at the time of the review.  The 2021 forecasted asbestos-related liability is calculated as the December 31, 2018 asbestos-related liability less a range of estimated asbestos payments in the years 2019 to 2021 and does not include any further adjustment to the asbestos accrual.

(3)  See table entitled Reconciliation to Adjusted Earnings.

activities for 2019 to be approximately $740 million and adjusted free cash flow to be approximately $400 million.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

Conference Call Scheduled for February 6, 2019

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Wednesday, February 6, 2019, at 8:00 a.m. EDT.  A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on February 6, 2019.  Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2019 earnings conference call is currently scheduled for Thursday, May 2, 2019, at 8:00 a.m. EST.

About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand in hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 employees at 77 plants in 23 countries, O-I has global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules.  Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance.  These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production.  Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share.  Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate cost.  Segment operating profit margin is segment operating profit divided by segment net sales.  Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments.  Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity.  Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity.  Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next five to seven years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline.  It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to joint ventures, (14) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems and comply with data privacy regulations, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to settlements of those claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

Unaudited

	Three months ended December 31		Year ended December 31
$ in millions, except per share amounts	2018	2017	2018	2017

Net sales	$1,635	$1,712	$6,877	$6,869
Cost of goods sold	(1,341)	(1,392)	(5,594)	(5,536)

Gross profit	294	320	1,283	1,333

Selling and administrative expense	(116)	(122)	(483)	(484)
Research, development and engineering expense	(20)	(15)	(70)	(60)
Interest expense, net	(63)	(64)	(261)	(268)
Equity earnings	20	21	77	77
Other expense, net	(220)	(261)	(269)	(323)

Earnings (loss) from continuing operations before income taxes	(105)	(121)	277	275

Provision for income taxes	(14)	(4)	(108)	(70)

Earnings (loss) from continuing operations	(119)	(125)	169	205

Gain (loss) from discontinued operations (a)	115		113	(3)

Net earnings (loss)	(4)	(125)	282	202

Net earnings attributable to noncontrolling interests	(6)	(8)	(25)	(22)

Net earnings (loss) attributable to the Company	$(10)	$(133)	$257	$180

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(125)	$(133)	$144	$183
Gain (loss) from discontinued operations	115	—	113	(3)
Net earnings (loss)	$(10)	$(133)	$257	$180

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.79)	$(0.81)	$0.90	$1.12
Gain (loss) from discontinued operations	0.73	—	0.71	(0.01)
Net earnings (loss)	$(0.06)	$(0.81)	$1.61	$1.11

Weighted average shares outstanding (thousands)	157,717	162,969	160,125	162,737

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.78)	$(0.81)	$0.89	$1.11
Gain (loss) from discontinued operations	0.72	—	0.70	(0.01)
Net earnings (loss)	$(0.06)	$(0.81)	$1.59	$1.10

Diluted average shares (thousands)	157,717	162,969	162,088	164,647

Dividends declared per common share	$0.05	$—	$0.05	$—

(a)         In the fourth quarter of 2018, the Company recognized a $115 million gain from discontinued operations as a result of a favorable ruling by the World Bank’s International Centre for Settlement of Investment Disputes to reject Venezuela’s request to annul the previous award to the Company.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

Unaudited

	December 31,	December 31,
$ in millions	2018	2017
Assets
Current assets:
Cash and cash equivalents	$512	$492
Trade receivables, net	549	663
Inventories	1,018	1,036
Prepaid expenses and other current assets	278	229
Total current assets	2,357	2,420

Property, plant and equipment, net	3,085	3,131
Goodwill	2,513	2,590
Intangibles, net	400	439
Other assets	1,344	1,176

Total assets	$9,699	$9,756

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,321	$1,324
Short-term loans and long-term debt due within one year	160	162
Current portion of asbestos-related liabilities	160	100
Other liabilities	566	579
Other liabilities - discontinued operations		115
Total current liabilities	2,207	2,280

Long-term debt	5,181	5,121
Asbestos-related liabilities	442	482
Other long-term liabilities	969	946
Share owners’ equity	900	927

Total liabilities and share owners’ equity	$9,699	$9,756

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

Unaudited

	Year ended December 31
$ in millions	2018	2017
Cash flows from operating activities:
Net earnings	$282	202
Loss (gain) from discontinued operations	(113)	3
Non-cash charges
Depreciation and amortization	507	501
Deferred tax provision (benefit)	(9)	(12)
Pension expense	32	29
Restructuring, asset impairment and related charges	92	72
Pension settlement charge	74	218
Asbestos-related costs	125
Cash payments
Pension contributions	(34)	(31)
Asbestos-related payments	(105)	(110)
Cash paid for restructuring activities	(32)	(62)
Change in components of working capital	15	(89)
Other, net (a)	(41)	3
Cash provided by continuing operating activities	793	724
Cash provided by (utilized in) discontinued operating activities	(2)	(3)
Total cash provided by operating activities	791	721
Cash flows from investing activities:
Cash payments for property, plant and equipment	(536)	(441)
Acquisitions, net of cash acquired	(175)	(39)
Net cash proceeds on disposal of assets	11	14
Net foreign exchange derivative activity	2
Cash utilized in continuing investing activities	(698)	(466)
Cash provided by discontinued investing activities		115
Total cash utilized in investing activities	(698)	(351)
Cash flows from financing activities:
Changes in borrowings, net	140	(342)
Distributions to noncontrolling interests	(22)	(17)
Payment of finance fees	(13)	(28)
Issuance of common stock and other	5	(5)
Treasury shares repurchased	(163)
Cash utilized in financing activities	(53)	(392)
Effect of exchange rate fluctuations on cash	(20)	22
Change in cash	20	—
Cash at beginning of period	492	492
Cash at end of period	$512	$492

(a)                                 Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

Unaudited

	Three months ended December 31
$ in millions	Americas	Europe	Asia Pacific	Total (a)

Net sales for reportable segments- 2017	$937	$563	$198	$1,698
Effects of changing foreign currency rates (b)	(40)	(22)	(12)	(74)
Price	41	7	4	52
Sales volume & mix	(77)	12	(6)	(71)
Total reconciling items	(76)	(3)	(14)	(93)
Net sales for reportable segments- 2018	$861	$560	$184	$1,605

	Three months ended December 31
$ in millions	Americas	Europe	Asia Pacific	Total (a)
Segment operating profit - 2017	$155	$43	$14	$212
Effects of changing foreign currency rates (b)	(1)	(2)	(1)	(4)
Price	41	7	4	52
Sales volume & mix	(20)	2	(1)	(19)
Operating costs	(48)	6	12	(30)
Total reconciling items	(28)	13	14	(1)
Segment operating profit - 2018	$127	$56	$28	$211

	Year ended December 31
$ in millions	Americas	Europe	Asia Pacific	Total (a)

Net sales for reportable segments- 2017	$3,711	$2,375	$714	$6,800
Effects of changing foreign currency rates (b)	(92)	95	(23)	(20)
Price	117	24	9	150
Sales volume & mix	(98)	(5)	(25)	(128)
Total reconciling items	(73)	114	(39)	2
Net sales for reportable segments- 2018	$3,638	$2,489	$675	$6,802

	Year ended December 31
$ in millions	Americas	Europe	Asia Pacific	Total (a)
Segment operating profit - 2017	$614	$263	$65	$942
Effects of changing foreign currency rates (b)	(17)	15	(1)	(3)
Price	117	24	9	150
Sales volume & mix	(16)	(2)	(7)	(25)
Operating costs	(113)	16	(22)	(119)
Total reconciling items	(29)	53	(21)	3
Segment operating profit - 2018	$585	$316	$44	$945

(a)         Reportable segment data excludes the Company’s global equipment business.

(b)         Currency effect on net sales and segment operating profit determined by using 2018 foreign currency exchange rates to translate 2017 local currency results.

OWENS-ILLINOIS, INC.

Reportable Segment Information

Unaudited

	Three months ended December 31		Year ended December 31
$ in millions	2018	2017	2018	2017
Net sales:
Americas (a):	$861	$937	$3,638	$3,711
Europe	560	563	2,489	2,375
Asia Pacific	184	198	675	714
Reportable segment totals	1,605	1,698	6,802	6,800
Other	30	14	75	69
Net sales	$1,635	$1,712	$6,877	$6,869

Segment operating profit (b):
Americas (a):	$127	$155	$585	$614
Europe	56	43	316	263
Asia Pacific	28	14	44	65

Reportable segment totals	211	212	945	942

Items excluded from segment operating profit:
Retained corporate costs and other	(25)	(24)	(106)	(104)
Items not considered representative of ongoing operations	(228)	(245)	(301)	(295)
Interest expense, net	(63)	(64)	(261)	(268)
Earnings (loss) from continuing operations before income taxes	$(105)	$(121)	$277	$275

Ratio of earnings (loss) from continuing operations before income taxes to net sales	-6.4%	-7.1%	4.0%	4.0%

Segment operating profit margin (c):
Americas	14.8%	16.5%	16.1%	16.5%
Europe	10.0%	7.6%	12.7%	11.1%
Asia Pacific	15.2%	7.1%	6.5%	9.1%
Reportable segment margin totals	13.1%	12.5%	13.9%	13.9%

(a)         Beginning in the first quarter of 2018, to better leverage its scale and presence across a larger geography and market, and to reduce administrative costs, the Company consolidated the former North America and Latin America segments into one segment named the Americas.

(b)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31		Year ended December 31
Unaudited	2018	2017	2018	2017

Earnings (loss) from continuing operations attributable to the Company	$(125)	$(133)	$144	$183
Items impacting cost of good sold:
Restructuring, asset impairment and other charges			5
Items impacting other expense, net:
Pension settlement charges	74	218	74	218
Charge for asbestos-related costs	125		125
Restructuring, asset impairment and other charges	29	28	97	77
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		1	11	18
Items impacting income tax:
Net expense (benefit) for income tax on items above	(5)	(15)	(14)	(27)
Tax expense (benefit) recorded for certain tax adjustments		(9)		(29)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	(1)	1	(1)	(3)
Total adjusting items (non-GAAP)	$222	$224	$297	$254

Adjusted earnings (non-GAAP)	$97	$91	$441	$437

Diluted average shares (thousands)	157,717	162,969	162,088	164,647

Earnings (loss) per share from continuing operations (diluted)	$(0.78)	$(0.81)	$0.89	$1.11
Adjusted earnings per share (non-GAAP) (a)	$0.61	$0.55	$2.72	$2.65

(a)         For adjusted earnings per share, the diluted average shares (in thousands) are 159,446 and 165,265 for the three months ended December 31, 2018 and 2017, respectively.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY19

Unaudited

Current Guidance
$ in millions, except per share amounts	Forecast for Year Ended December 31, 2019

Earnings from continuing operations attributable to the Company	$459
Items management considers not representative of ongoing operations:
None (a)
Total adjusting items (non-GAAP)	$—

Adjusted earnings (non-GAAP)	$459

Diluted average shares (thousands)	153,000

Earnings per share from continuing operations (diluted)	$3.00
Adjusted earnings per share (non-GAAP)	$3.00

(a)                                At this time, management has not identified any expected items in 2019 that are not representative of ongoing operations.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow for the Year Ended December 31,

Unaudited

	2019
$ in millions, except per share amounts	Forecast	2018	2017

Cash provided by continuing operating activities	$740	$793	$724
Additions to property, plant and equipment	(500)	(536)	(441)
Asbestos-related payments	160	105	110
Adjusted free cash flow (non-GAAP)	$400	$362	$393

Cash utilized in investing activities	(a)	$(698)	$(351)

Cash provided by (utilized in) financing activities	(a)	$(53)	$(392)

(a)                                 Forecasted amounts for full year 2019 are not yet determinable at this time.